Exhibit 99.1

Yum China Reports First Quarter 2022 Results

Resilience and agility enable Yum China to serve communities in need

Grew Total Revenues and sustained Operating Profit despite significant challenges from the COVID-19 outbreak

Remains focused on long-term opportunities: Total stores exceeded 12,000, in Q1 opened 329 net new stores

Shanghai, China (May 3, 2022) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the first quarter ended March 31, 2022.

Impact of COVID-19 Outbreak and Mitigation Efforts

The highly transmissible Omicron variant caused significant volatility in our business operations in the first quarter, and continues to have a severe impact in the second quarter. The COVID-19 situation was relatively stable in January and February. However, the situation rapidly deteriorated in March, resulting in the largest outbreak since COVID-19 first emerged in early 2020. This latest outbreak and the challenges we face are unprecedented. Compared to first quarter 2020, the case counts, duration, geographical coverage and restrictive measures experienced in the first quarter 2022 are much more severe:

•
COVID-19 case counts have reached new records. In March, case counts (including asymptomatic cases) surpassed 2020 and 2021 combined. Cases in April further increased to nearly 600,000, which is approximately six times higher than that of March.
•
Many cities across large swaths of China have been fully or partially locked down for weeks or even months, including economically important regions such as Shanghai, Tianjin, Jilin, Suzhou, Shenzhen and Guangzhou.
•
Eastern China, the most vibrant economic region and most important market for us, accounting for 30-40% of our stores and sales, has been the most affected in this wave.
•
Drastic public health measures are being stepped up nationwide in line with the strict enforcement of dynamic zero-COVID policy, resulting in further reductions of social activities, travel and consumption.

Stores temporarily closed or that offered only takeaway and delivery services significantly increased in March and April:

•
January and February – Around 300 stores on average. Over 500 stores at the peak in January.
•
March – Over 1,700 stores on average, of which approximately 40% of stores were temporarily closed.
•
April – Around 3,000 stores, on average, of which approximately 50% of stores were temporarily closed.
•
Temporary store closures are excluded from our same-store sales calculation.
•
System sales are impacted by temporary store closures and same-store sales.

Same-store sales declined sharply in March and April:

•
January and February combined – Decreased approximately 4% year over year, reflecting a sequential improvement from the fourth quarter.
•
March – Decreased by more than 20% year over year, as the COVID-19 situation rapidly deteriorated.
•
April (preliminary) – Decreased by more than 20% year over year, as the outbreak persisted.

We have responded quickly and taken measures intending to lessen the impact of these unprecedented headwinds.

•
We designed alternative routes, set up temporary drop-off and pick-up sites and optimized sourcing to fulfill the demand of our store network. Our resilient supply chain management has enabled us to lessen disruptions from supply complexities and mobility restrictions.
•
Nationwide, we have adjusted marketing campaigns, simplified menus and promoted off-premise services. Our digital capabilities have enabled us to engage customers directly and nimbly. Our hybrid delivery model has allowed us to maintain adequate rider capacity and continue operations in most places.
•
In heavily impacted regions like Shanghai, to serve our community, we have quickly launched community purchasing (a new way of group ordering) across all our brands, promoted new retail packaged food, significantly cut down on menu offerings and shortened operating hours.

Yum China Holdings, Inc. • Shanghai, China • Website http://ir.yumchina.com

As a result of our tremendous efforts, first quarter operating profit of $191 million was in line with expectations indicated in the March business update. However, we were only able to partially mitigate COVID-19 impacts and incurred an operating loss in March. Unless conditions significantly improve in May and June, we expect to incur an operating loss in the second quarter, due to (1) the significant sales decline driven by the worsening COVID-19 situation, (2) a more pronounced sales deleveraging impact as the second quarter is seasonally a lower quarter for sales and profit margins and (3) increases in commodity prices, wages, and utility prices. In light of this, we are pulling back on advertising and promotional activities, temporarily postponing store remodels, negotiating rent relief, implementing austerity measures to reduce G&A, and optimizing our raw material cost structure.

First Quarter Highlights

•
Total revenues increased 4% year over year to $2.67 billion from $2.56 billion (a 2% increase excluding foreign currency translation (“F/X”)).
•
Total system sales decreased 4% year over year, with decreases of 4% at KFC and 1% at Pizza Hut, excluding F/X.
•
Same-store sales decreased 8% year over year, with decreases of 9% at KFC and 5% at Pizza Hut, excluding F/X.
•
Opened 329 net new stores during the quarter; total store count reached 12,117 as of March 31, 2022.
•
Restaurant margin was 13.8%, compared with 18.7% in the prior year period, primarily due to sales deleveraging as a result of the worsened COVID-19 situation.
•
Operating Profit decreased 44% year over year to $191 million from $342 million (a 45% decrease excluding F/X).
•
Adjusted Operating Profit decreased 44% year over year to $193 million from $345 million (a 45% decrease excluding F/X).
•
Effective tax rate was 33.1%.
•
Net Income decreased 57% to $100 million from $230 million in the prior year period, primarily due to the decrease in Operating Profit and the loss from our mark-to-market investment in Meituan Dianping.
•
Adjusted Net Income decreased 56% to $102 million from $233 million in the prior year period (a 47% decrease excluding the net losses of $30 million and $16 million in the first quarter of 2022 and 2021, respectively, from our mark-to-market equity investments; a 48% decrease if further excluding F/X).
•
Diluted EPS decreased 57% to $0.23 from $0.53 in the prior year period.
•
Adjusted Diluted EPS decreased 56% to $0.24 from $0.54 in the prior year period (a 46% decrease excluding the net losses from our mark-to-market equity investments in the first quarter of 2022 and 2021; a 47% decrease if further excluding F/X).
•
Results for the current year period include the consolidation of Hangzhou KFC.

Key Financial Results

	First Quarter 2022
	% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	(4)	(8)	+13	(44)
KFC	(4)	(9)	+14	(33)
Pizza Hut	(1)	(5)	+12	(50)

	First Quarter
(in US$ million, except			% Change
per share data and percentages)	2022	2021	Reported	Ex F/X
Operating Profit	$191	$342	(44)	(45)
Adjusted Operating Profit(1)	$193	$345	(44)	(45)
Net Income	$100	$230	(57)	(58)
Adjusted Net Income(1)	$102	$233	(56)	(57)
Basic Earnings Per Common Share	$0.23	$0.55	(58)	(58)
Adjusted Basic Earnings Per
Common Share(1)	$0.24	$0.55	(56)	(58)
Diluted Earnings Per Common Share	$0.23	$0.53	(57)	(57)
Adjusted Diluted Earnings Per
Common Share(1)	$0.24	$0.54	(56)	(57)

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note: All comparisons are versus the same period a year ago.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “Foremost, I want to thank frontline workers and volunteers for their selfless and noble efforts. The country and our company are facing the toughest challenges yet in the battle against COVID-19. Frontline employees in our stores and supply chain are once again rising to the occasion. Our teams worked together across the brands and functions, and quickly developed ways to address the fast-changing conditions. In the cities on lockdown, where most business activities have halted, we are one of the first authorized essential food suppliers serving communities in need. We have also been prioritizing meals to the frontline workers fighting the crisis and to disadvantaged and vulnerable groups. I hope we have been able to bring some joy to people in need during this difficult time.”

Wat continued, “Our ability to quickly adapt to this ever-changing operating environment is at the core of our resilience. Nationwide, we swiftly designed detour routes and optimized supply sourcing to lessen the impact of supply chain disruptions. In Shanghai, when less than 10% of our restaurants were open and operating with limited capacity, we launched community purchasing across all brands in a matter of days. This breakthrough allowed us to efficiently deploy limited resources to serve more customers. We seized at-home demand with our ready-to-eat products which are easy to store during the lockdown. We believe our solid business fundamentals and agility will continue to help us navigate the near-term challenges. Despite the current COVID-19 situation, we will remain focused on executing our RGM strategic framework to fortify resilience, accelerate growth and widen our strategic moat to drive long-term and sustainable growth.”

Andy Yeung, CFO of Yum China, added, “First quarter operational performance was significantly impacted by the surge of Omicron variant in March. The case counts, duration, coverage, and severity of restrictive measures are far more extensive than previous outbreaks. Our quick response to sustain operations in areas on lockdown, drive off-premise sales and proactively manage costs partially mitigated the impact. While we generated operating profit in the first quarter, we experienced a loss for the month of March. Unless the COVID-19 situation improves significantly in May and June, we expect to incur an operating loss in the second quarter. During this enormously difficult time, our priority is to operate our restaurants safely in order to serve customers and communities in need.”

Yeung continued, “We continue to employ a disciplined and balanced capital allocation strategy, ensuring that we have sufficient cash to sustain operations and deal with potential contingencies. While the pace of store remodeling and expansion may be temporarily impacted by the COVID-19 outbreak, our new unit development pipeline remains robust, powered by healthy unit economics. We will continue to make significant capex investments in digital, supply chain infrastructure and our store network expansion. We remain confident these investments will widen our strategic moat, drive sustainable growth and capture attractive long-term opportunities in China.”

Share Repurchases and Dividends

•
In March 2022, the Board of Directors (the "Board") increased the Company's share repurchase authorization by $1 billion to an aggregate of $2.4 billion.
•
During the first quarter, we repurchased approximately 5.0 million shares of Yum China common stock for $232 million at an average price of $46.57 per share. As of March 31, 2022, approximately $1.4 billion remained available for future share repurchases under the current authorization.
•
The Board declared a cash dividend of $0.12 per share on Yum China’s common stock, payable on June 21, 2022 to shareholders of record as of the close of business on May 31, 2022.

Digital and Delivery

•
The KFC and Pizza Hut loyalty programs exceeded 370 million members combined, as of quarter-end. Member sales accounted for approximately 62% of system sales in the first quarter of 2022.
•
Delivery contributed approximately 36% of KFC and Pizza Hut’s Company sales in the first quarter of 2022, an increase of approximately five percentage points from the prior year period due to more severe outbreaks.
•
Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 88% of KFC and Pizza Hut’s Company sales in the first quarter of 2022.

KFC and Pizza Hut Total	First Quarter
	2022	2021
Member count (as of period-end)	370 million+	315 million+
Member sales as % of system sales	~62%	~64%
Delivery as % of Company sales	~36%	~31%
Digital orders as % of Company sales	~88%	~86%

New-Unit Development and Asset Upgrade

•
The Company opened 522 gross new stores, or 329 net new stores in the first quarter of 2022, mainly driven by development of the KFC and Pizza Hut brands. The net reduction in others was mainly due to closures in the Huang Ji Huang and Little Sheep brands.
•
The Company remodeled 96 stores in the first quarter of 2022.

	Net New Units	Restaurant Count
	First Quarter	As of March 31
	2022	2022	2021
Yum China	329	12,117	10,725
KFC	273	8,441	7,373
Pizza Hut	89	2,679	2,382
Others(2)	(33)	997	970

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

•
Restaurant margin was 13.8% in the first quarter of 2022, compared with 18.7% in the prior year period, primarily attributable to sales deleveraging, higher inflation in commodity, wage and utility costs, as well as increased rider cost associated with rising delivery volume.

	First Quarter
	2022	2021	ppts change
Yum China	13.8%	18.7%	(4.9)
KFC	15.2%	19.9%	(4.7)
Pizza Hut	10.7%	15.3%	(4.6)

2022 Outlook

Yum China remains focused on capturing long-term opportunities in China. The Company's fiscal year 2022 targets are unchanged:

•
To open approximately 1,000 to 1,200 net new stores.
•
To make capital expenditures in the range of approximately $800 million to $1 billion.

Other Updates

•
On April 15, 2022, the Company and Yum! Brands entered into an amendment to the Master License Agreement to amend the development milestones for the Taco Bell brand. The Company has committed to expanding the Taco Bell store network to at least 100 stores by the end of 2022 and at least 225 stores by the end of 2025, with certain investment support from Yum! Brands. Subject to achieving these milestones, the Company will have the exclusive right to operate and sublicense the Taco Bell brand in China for 50 years.
•
On April 19, 2022, the Company announced the appointments of Johnson Huang, General Manager, KFC, to the position of Chief Customer Officer of the Company and Warton Wang, Chief Development Officer, as General Manager, KFC, effective May 1, 2022.

Note on Non-GAAP Adjusted Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Tuesday, May 3, 2022 (8:00 a.m. Beijing/Hong Kong Time on Wednesday, May 4, 2022).

Operator-assisted conference calls are not available at the moment. Please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique registrant ID.

Pre-registration Link: http://apac.directeventreg.com/registration/event/3380199

Conference ID: 3380199

A live webcast of the call may also be accessed at https://edge.media-server.com/mmc/p/p4o65n8v.

A replay of the conference call will be available two hours after the call ends until 9:00 a.m. U.S. Eastern Time on Wednesday, May 11, 2022 (9:00 p.m. Beijing/Hong Kong Time on Wednesday, May 11, 2022) and may be accessed by phone at the following numbers:

U.S.: 1 855 452 5696

Mainland China: 400 820 9035 or 800 988 0552

Hong Kong: +852 3051 2780

U.K.: 0808 234 0072

International: +61 2 9003 4211

Replay access code: 3380199

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2022 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook”, “commit” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic and regional outbreaks caused by existing or new COVID-19 variants, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang and COFFii & JOY concepts outright. In addition, Yum China has partnered with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 12,117 restaurants in over 1,700 cities at the end of March 2022.

In 2021, Yum China ranked # 363 on the Fortune 500 list and was named to TIME100 Most Influential Companies list. Yum China has also been selected as member of both Dow Jones Sustainability Indices (DJSI): World Index and Emerging Market Index. In 2022, the Company was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2022 in China by the Top Employers Institute, both for the fourth consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change
	3/31/2022	3/31/2021	B/(W)
Revenues
Company sales	$2,548	$2,331	9
Franchise fees and income	24	42	(42)
Revenues from transactions with franchisees and unconsolidated affiliates	77	171	(55)
Other revenues	19	13	46
Total revenues	2,668	2,557	4
Costs and Expenses, Net
Company restaurants
Food and paper	792	704	(12)
Payroll and employee benefits	667	544	(23)
Occupancy and other operating expenses	738	648	(14)
Company restaurant expenses	2,197	1,896	(16)
General and administrative expenses	151	130	(16)
Franchise expenses	10	17	42
Expenses for transactions with franchisees and unconsolidated affiliates	75	169	56
Other operating costs and expenses	17	11	(54)
Closures and impairment expenses (income), net	2	(2)	NM
Other expenses (income), net	25	(6)	NM
Total costs and expenses, net	2,477	2,215	(12)
Operating Profit	191	342	(44)
Interest income, net	12	15	(19)
Investment loss	(37)	(12)	NM
Income Before Income Taxes and Equity in Net Earnings (Losses) from Equity Method Investments	166	345	(52)
Income tax provision	(55)	(102)	46
Equity in net earnings (losses) from equity method investments	(1)	—	NM
Net income – including noncontrolling interests	110	243	(55)
Net income – noncontrolling interests	10	13	21
Net Income – Yum China Holdings, Inc.	$100	$230	(57)
Effective tax rate	33.1%	29.6%	(3.5)	ppts.

Basic Earnings Per Common Share	$0.23	$0.55
Weighted-average shares outstanding (in millions)	426	420

Diluted Earnings Per Common Share	$0.23	$0.53
Weighted-average shares outstanding (in millions)	430	434

Cash Dividends Declared Per Common Share	$0.12	$0.12

Company sales	100.0%	100.0%
Food and paper	31.1	30.2	(0.9)	ppts.
Payroll and employee benefits	26.2	23.3	(2.9)	ppts.
Occupancy and other operating expenses	28.9	27.8	(1.1)	ppts.
Restaurant margin	13.8%	18.7%	(4.9)	ppts.
Operating margin	7.5%	14.7%	(7.2)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2022	3/31/2021	B/(W)
Revenues
Company sales	$1,991	$1,783	12
Franchise fees and income	16	33	(51)
Revenues from transactions with franchisees and unconsolidated affiliates	8	15	(47)
Other revenues	2	1	53
Total revenues	2,017	1,832	10
Costs and Expenses, Net
Company restaurants
Food and paper	621	540	(15)
Payroll and employee benefits	501	398	(26)
Occupancy and other operating expenses	567	490	(16)
Company restaurant expenses	1,689	1,428	(18)
General and administrative expenses	65	55	(20)
Franchise expenses	9	16	47
Expenses for transactions with franchisees and unconsolidated affiliates	8	15	50
Other operating costs and expenses	1	—	NM
Closures and impairment (income) expenses, net	(1)	—	NM
Other expenses (income), net	26	(9)	NM
Total costs and expenses, net	1,797	1,505	(19)
Operating Profit	$220	$327	(33)
Company sales	100.0%	100.0%
Food and paper	31.2	30.3	(0.9)	ppts.
Payroll and employee benefits	25.2	22.3	(2.9)	ppts.
Occupancy and other operating expenses	28.4	27.5	(0.9)	ppts.
Restaurant margin	15.2%	19.9%	(4.7)	ppts.
Operating margin	11.1%	18.3%	(7.2)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2022	3/31/2021	B/(W)
Revenues
Company sales	$542	$538	1
Franchise fees and income	2	2	7
Revenues from transactions with franchisees and unconsolidated affiliates	1	1	(28)
Other revenues	2	—	NM
Total revenues	547	541	1
Costs and Expenses, Net
Company restaurants
Food and paper	166	160	(4)
Payroll and employee benefits	157	143	(10)
Occupancy and other operating expenses	161	153	(5)
Company restaurant expenses	484	456	(6)
General and administrative expenses	29	25	(15)
Franchise expenses	1	1	(5)
Expenses for transactions with franchisees and unconsolidated affiliates	1	1	29
Other operating costs and expenses	1	—	NM
Closures and impairment expenses (income), net	1	(2)	NM
Total costs and expenses, net	517	481	(7)
Operating Profit	$30	$60	(50)
Company sales	100.0%	100.0%
Food and paper	30.6	29.8	(0.8)	ppts.
Payroll and employee benefits	28.9	26.4	(2.5)	ppts.
Occupancy and other operating expenses	29.8	28.5	(1.3)	ppts.
Restaurant margin	10.7%	15.3%	(4.6)	ppts.
Operating margin	5.5%	11.1%	(5.6)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	3/31/2022	12/31/2021
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,047	$1,136
Short-term investments	2,622	2,860
Accounts receivable, net	70	67
Inventories, net	345	432
Prepaid expenses and other current assets	182	221
Total Current Assets	4,266	4,716
Property, plant and equipment, net	2,231	2,251
Operating lease right-of-use assets	2,546	2,612
Goodwill	2,163	2,142
Intangible assets, net	251	272
Investments in unconsolidated affiliates	305	292
Deferred income tax assets	96	106
Other assets	781	832
Total Assets	12,639	13,223

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	2,008	2,332
Income taxes payable	77	51
Total Current Liabilities	2,085	2,383
Non-current operating lease liabilities	2,214	2,286
Non-current finance lease obligations	41	40
Deferred income tax liabilities	418	425
Other liabilities	173	167
Total Liabilities	4,931	5,301

Redeemable Noncontrolling Interest	14	14

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 449 million shares and 449 million shares issued at March 31, 2022 and December 31, 2021, respectively; 423 million shares and 428 million shares outstanding at March 31, 2022 and December 31, 2021, respectively	4	4
Treasury stock	(1,035)	(803)
Additional paid-in capital	4,704	4,695
Retained earnings	2,941	2,892
Accumulated other comprehensive income	279	268
Total Yum China Holdings, Inc. Stockholders' Equity	6,893	7,056
Noncontrolling interests	801	852
Total Equity	7,694	7,908
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$12,639	$13,223

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Quarter Ended
	3/31/2022	3/31/2021
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$110	$243
Depreciation and amortization	164	128
Non-cash operating lease cost	120	101
Closures and impairment expenses (income)	2	(2)
Investment loss	37	12
Equity income from investments in unconsolidated affiliates	—	(17)
Distributions of income received from unconsolidated affiliates	—	11
Deferred income taxes	1	15
Share-based compensation expense	11	10
Changes in accounts receivable	(2)	(3)
Changes in inventories	88	52
Changes in prepaid expenses and other current assets	38	20
Changes in accounts payable and other current liabilities	(322)	(175)
Changes in income taxes payable	26	51
Changes in non-current operating lease liabilities	(106)	(104)
Other, net	4	(11)
Net Cash Provided by Operating Activities	171	331
Cash Flows – Investing Activities
Capital spending	(205)	(165)
Purchases of short-term investments	(1,041)	(1,180)
Maturities of short-term investments	1,281	1,258
Acquisition of business, net of cash acquired	(23)	—
Acquisition of equity investment	—	(261)
Other, net	1	1
Net Cash Provided by (Used in) Investing Activities	13	(347)
Cash Flows – Financing Activities
Repurchase of shares of common stock	(224)	—
Cash dividends paid on common stock	(51)	(50)
Dividends paid to noncontrolling interests	(17)	(1)
Contribution from noncontrolling interests	18	—
Other, net	—	(4)
Net Cash Used in Financing Activities	(274)	(55)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	1	(3)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(89)	(74)
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	1,136	1,158
Cash, Cash Equivalents, and Restricted Cash - End of Period	$1,047	$1,084

In this press release:

•
The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.
•
System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.
•
Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.
•
Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures.

	Quarter Ended
	3/31/2022	3/31/2021

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$191	$342
Special Items, Operating Profit	(2)	(3)
Adjusted Operating Profit	$193	$345
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$100	$230
Special Items, Net Income –Yum China Holdings, Inc.	(2)	(3)
Adjusted Net Income – Yum China Holdings, Inc.	$102	$233
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.23	$0.55
Special Items, Basic Earnings Per Common Share	(0.01)	—
Adjusted Basic Earnings Per Common Share	$0.24	$0.55
Diluted Earnings Per Common Share	$0.23	$0.53
Special Items, Diluted Earnings Per Common Share	(0.01)	(0.01)
Adjusted Diluted Earnings Per Common Share	$0.24	$0.54
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	33.1%	29.6%
Impact on effective tax rate as a result of Special Items	0.4%	0.3%
Adjusted effective tax rate	32.7%	29.3%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended
	3/31/2022	3/31/2021
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$100	$230
Net income – noncontrolling interests	10	13
Equity in net (earnings) losses from equity method investments	1	—
Income tax provision	55	102
Interest income, net	(12)	(15)
Investment loss	37	12
Operating Profit	191	342
Special Items, Operating Profit	2	3
Adjusted Operating Profit	193	345
Depreciation and amortization	164	128
Store impairment charges	8	3
Adjusted EBITDA	$365	$476

Details of Special Items are presented below:

	Quarter Ended
	3/31/2022	3/31/2021
Share-based compensation expense for Partner PSU awards(1)	$(2)	$(3)
Special Items, Operating Profit	(2)	(3)
Tax effect on Special Items(2)	—	—
Special Items, net income – including noncontrolling interests	(2)	(3)
Special Items, net income – noncontrolling interests	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(2)	$(3)
Weighted-average Diluted Shares Outstanding (in millions)	430	434
Special Items, Diluted Earnings Per Common Share	$(0.01)	$(0.01)

(1)
In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation expense of $2 million and $3 million associated with the Partner PSU Awards for the quarter ended March 31, 2022 and 2021, respectively.
(2)
The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2021	New Builds	Closures	Acquired	3/31/2022
Company-owned	7,437	310	(84)	5	7,668
Franchisees	731	51	(4)	(5)	773
Total	8,168	361	(88)	—	8,441

Pizza Hut

	12/31/2021	New Builds	Closures	Acquired	3/31/2022
Company-owned	2,452	121	(35)	5	2,543
Franchisees	138	4	(1)	(5)	136
Total	2,590	125	(36)	—	2,679

Others

	12/31/2021	New Builds	Closures	Acquired	3/31/2022
Company-owned	162	26	(15)	1	174
Franchisees	868	10	(54)	(1)	823
Total	1,030	36	(69)	—	997

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 3/31/2022	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,991	$542	$15	$—	$—	$2,548
Franchise fees and income	16	2	6	—	—	24
Revenues from transactions with franchisees and unconsolidated affiliates(2)	8	1	11	57	—	77
Other revenues	2	2	131	10	(126)	19
Total revenues	$2,017	$547	$163	$67	$(126)	$2,668
Company restaurant expenses	1,689	484	22	—	2	2,197
General and administrative expenses	65	29	13	44	—	151
Franchise expenses	9	1	—	—	—	10
Expenses for transactions with franchisees and unconsolidated affiliates(2)	8	1	9	57	—	75
Other operating costs and expenses	1	1	134	9	(128)	17
Closures and impairment (income) expenses, net	(1)	1	2	—	—	2
Other expenses (income), net	26	—	—	(1)	—	25
Total costs and expenses, net	1,797	517	180	109	(126)	2,477
Operating Profit (Loss)	$220	$30	$(17)	$(42)	$—	$191

Quarter Ended 3/31/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,783	$538	$10	$—	$—	$2,331
Franchise fees and income	33	2	7	—	—	42
Revenues from transactions with franchisees and unconsolidated affiliates(2)	15	1	26	129	—	171
Other revenues	1	—	35	2	(25)	13
Total revenues	$1,832	$541	$78	$131	$(25)	$2,557
Company restaurant expenses	1,428	456	12	—	—	1,896
General and administrative expenses	55	25	9	41	—	130
Franchise expenses	16	1	—	—	—	17
Expenses for transactions with franchisees and unconsolidated affiliates(2)	15	1	24	129	—	169
Other operating costs and expenses	—	—	33	3	(25)	11
Closures and impairment (income) expenses, net	—	(2)	—	—	—	(2)
Other (income) expenses, net	(9)	—	3	—	—	(6)
Total costs and expenses, net	1,505	481	81	173	(25)	2,215
Operating Profit (Loss)	$327	$60	$(3)	$(42)	$—	$342

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)
Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.

(2)
Primarily includes revenues and associated expenses of transactions with franchisees and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates that operate our concepts.